EXHIBIT 10.6

GRANT AGREEMENT
By and Between
CITY OF PORT ST. LUCIE

 and

WYNDCREST DD FLORIDA, INC.
dated as of

November 25, 2009

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TABLE OF CONTENTS
(continued)

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GRANT AGREEMENT

This Grant Agreement (this “Agreement”), dated as of November 25, 2009 (the “Effective Date”), is made by and between City of Port St. Lucie, a Florida municipal corporation (“City”), by and through its City Council (the “Council”), and Wyndcrest DD Florida, Inc., a corporation organized under the laws of the State of Florida (“WDDF”).

WITNESSETH:

WHEREAS, the legislature of the State of Florida (the “State”) has determined that attracting, retaining and providing favorable conditions for the growth of certain high-impact facilities provides widespread economic benefits to the citizens of the State through the increased tax base provided by the high-impact facility and its related sector businesses, through an enhanced entrepreneurial climate in the State and the resulting business and employment opportunities, and through the stimulation and enhancement of the State’s universities and community colleges;

WHEREAS, it is a policy of City to encourage and stimulate economic growth in Port St. Lucie by encouraging the location of certain high-impact facilities in Port St. Lucie;

WHEREAS, the creation of new full time employment opportunities for residents of Port St. Lucie and tax revenues resulting from business relocation or expansion within Port St. Lucie are beneficial to the local economy;

WHEREAS, WDDF plans to locate in the City a studio for technology and entertainment focused animated film, video game, visual effects, post production and/or related functions;

WHEREAS, WDDF has been selected as a high-impact business by the State of Florida, Executive Office of the Governor’s Office of Tourism, Trade and Economic Development (“OTTED”);

WHEREAS, City, in conjunction with the State and St. Lucie County, has actively sought out and invited the location of WDDF in Port St. Lucie;

WHEREAS, encouraging WDDF to locate its facilities in the State and Port St. Lucie constitutes a public purpose and the use of public funds toward the achievement of such economic development goals constitutes a public purpose;

WHEREAS, the City anticipates that much of the City’s return on the grants made by the City pursuant to this Agreement will be realized indirectly through the expansion of the City’s economy and tax base; and

WHEREAS, the Council has conducted public meetings prior to approving this Agreement, and has determined that approval of this Agreement is in the best interest of the citizens of Port St. Lucie.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, City and WDDF hereby agree as follows:

ARTICLE I
DEFINITIONS

1.01     Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Exhibit A hereto.

1.02     Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Whenever used in this Agreement, unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole, and references herein to Sections refer to specified sections of this Agreement. The term “including” when used herein shall be deemed to mean “including, without limitation” and “including, but not limited to.” All Exhibits attached hereto are incorporated herein by reference.

ARTICLE II
ESTABLISHMENT OF WDDF FLORIDA

2.01     Establishment of WDDF. WDDF has been established for the purpose of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effects and/or other post-production and other related entertainment use facility in Port St Lucie. The parties acknowledge and agree that (a) WDDF is an independent company controlled and directed by its Board of Directors and management, (b) WDDF controls and directs its affairs, and (c) City shall not control or direct WDDF’s affairs. Notwithstanding the foregoing, WDDF shall be required to comply with all applicable laws, ordinances or codes of City.

2.02     Purpose. City and WDDF agree that WDDF will establish a technology and entertainment facility in Port St. Lucie for the purposes of establishing, operating and maintaining a technology and entertainment focused animated film, video game, visual effect or other post-production studio, including, without limitation, (a) conducting training and outreach programs and (b) performing ancillary and related services.

2.03     Financial Commitments of City.

(a)       Upon satisfaction of the conditions precedent set forth in Section 4.01, City agrees to provide funds or assets with an approximate value totaling Fifty One Million and Eight Hundred Thousand Dollars ($51,800,000.00) (“City Funding Obligation”) for a project fund, to be allocated as follows:

(i)          Twenty-Eight Million Dollars ($28,000,000) (the “Maximum Cost”) to construct the Permanent Facilities and purchase capital equipment, as divided into two separate components in accordance with 2.03 (b) below, including the payment of hard costs, soft costs, permits and other fees related to the construction of the Permanent Facilities;

(ii)         Ten Million Dollars ($10,000,000) (the “Cash Grant”) to be paid to WDDF with a portion paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida and the balance paid over the period in which WDDF hires Five Hundred (500) Full-time Equivalent (See: Appendix A - Definitions) employees at an average annual salary, not including benefits, of no less than Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00), excluding the salaries of the Executive Management Team (“Average Annual Salary Requirements”), for the WDDF project, to be paid to WDDF in accordance with subparagraph 2.03(d) below; and

(iii)        Three Million Eight Hundred Thousand Dollars ($3,800,000) (the “Workforce Development Cost”) to fund certain training, workforce development and other operating costs of WDDF, which shall be paid to WDDF in accordance with Section 2.03(c) below.

(iv)          In addition, the City shall acquire the WDDF Campus property, consisting of approximately fifteen (15) acres in The Tradition Development and valued at approximately Ten Million Dollars ($10,000,000.00), in accordance with the Lease Agreement.

(b)       The Maximum Cost shall be divided into two separate components. The first component shall be in an amount, not to exceed, Twenty Million Dollars ($20,000,000.00) for the construction of the Permanent Facilities. The second component shall be in an amount, not to exceed, Eight Million Dollars ($8,000,000.00) for the purchase of certain computing, display and other equipment (the “Equipment Allocation”). The Equipment Allocation will be funded as equipment to be purchased is identified and sourced by WDDF. All equipment acquired shall be for use in the Florida facility only. Notwithstanding anything to the contrary elsewhere in this Agreement. The City shall have no obligations under Section 2.03(b) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.

(c)        The Workforce Development Costs shall be funded with Three Million and Eight Hundred Thousand Dollars ($3,800,000.00) paid upon the following schedule. Notwithstanding anything to the contrary elsewhere in this Agreement, the City shall have no obligations under Section 2.03 (c) in the event that the bond issuance/debt financing and the land transfer contemplated herein shall not be completed.

(i)          One Million and Five Hundred Thousand Dollars ($1,500,000.00) paid upon occupancy of the permanent facility.

(ii)         One Million and Three Hundred Thousand Dollars ($1,300,000.00) paid upon the earlier of the one year anniversary of occupancy of the permanent facility or upon the hiring of 100 net new Full Time Equivalent jobs.

(iii)        One Million Dollars ($1,000,000.00) paid upon the two year anniversary of occupancy of the permanent facility or upon the hiring of 200 net new Full Time Equivalent Jobs.

(d)       The Cash Grant shall be paid as follows: Three Million Dollars ($3,000,000.00) paid upon the earlier of the occupancy of a temporary facility or the permanent facility in Port St. Lucie, Florida, with the balance funded over the following schedule:

(i)          Two Million Five Hundred Thousand Dollars ($2,500,000.00) paid upon the creation of at least 100 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida; and

(ii)         Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent or temporary facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Section 2.03 (d)(i), to 300 full-time equivalent jobs; and

(iii)        Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) paid upon the creation of at least 200 net new full-time equivalent jobs, meeting the Average Annual Salary Requirements, at the permanent facility in Port St. Lucie, Florida, bringing the aggregate total, with the addition of those jobs created in Sections 2.03 (d)(i) and 2.03(d)(ii), to 500 full-time equivalent jobs; and

(e)       With approval of the City, WDDF shall have the right to re-allocate funds from the Equipment Allocation to the Permanent Facilities allocation for construction of the Permanent Facilities, which approval shall not be unreasonably withheld or delayed.

(f)        The Grant Funds shall be maintained by the City until all such funds are expended for the purposes stated herein.

(g)       WDDF acknowledges and agrees that neither the full faith and credit nor the taxing power of City is pledged to payment of City’s obligations under this Agreement.

(h)       Term of Grant Agreement. Unless earlier terminated in accordance with the terms hereof, this Agreement shall end on November 23, 2029 (the “Term”).

(i)        The City shall waive, to the fullest extent allowable under Florida Statutes and all local ordinances, its impact fees which would otherwise be assessed against the Permanent Facilities.

(j)        In the event that the WDDF Campus becomes taxable during the term of the Lease, the City shall, to the fullest extent allowable under Florida Statutes and all local ordinances, waive all such real property taxes and assessments and will cooperate and assist WDDF in obtaining tax waivers from other jurisdictions

2.04     Termination. This Agreement may be terminated prior to the end of the Term as follows:

(a)        by mutual consent of the parties;

(b)        by City if the conditions precedent set forth in Section 4.01 are not satisfied or waived on or before the date specified in Section 4.01 or by WDDF if the conditions precedent set forth in Section 4.02 are not satisfied or waived on or before the dates specified in Section 4.02;

(c)         by WDDF if, by June 30, 2010, City has not executed and delivered a construction contract, with a guaranteed maximum price that does not exceed Twenty Million Dollars ($20,000,000), for the construction of the Permanent Facilities following reasonable efforts by WDDF and City to work with contractors to value engineer the Permanent Facilities in accordance with the Lease Agreement;

(d)        by WDDF if, by February 8, 2010, City has not completed its proposed Thirty One Million and Eight Hundred Thousand Dollar ($31,800,000.00) Permanent Facility and Capital Equipment bond financing.

ARTICLE III
WDDF CAMPUS

3.01     Lease Agreement. This agreement is contingent upon the parties hereto entering a lease agreement substantially in the form attached hereto as Exhibit D (the “Lease Agreement”). Said lease anticipates the city obtaining financing for and constructing permanent facilities at a cost of Twenty Eight Million Dollars ($28,000,000.00). In addition, the permanent facilities shall be constructed upon property contributed to the City by Core Communities, having a value of approximately Ten Million Dollars ($10,000,000.00), and served by infrastructure having a value of Twelve Million Dollars ($12,000,000,00).

3.02     Location of WDDF Campus. City shall acquire 15 gross acres of real property more particularly described in Exhibit B (the “WDDF Campus”) through an acquisition of a fee simple ownership interest in such 15 gross acres from Tradition Outlet, LLC. Such purchase and sale agreement shall be substantially in the form of Exhibit C (the “Purchase & Sale Agreement”). City will close on the Purchase & Sale Agreement no later than December 30, 2009.

3.03     Authorized Uses for WDDF Campus. WDDF shall be authorized to utilize the WDDF Campus for the purposes set forth in Section 2.02; and in addition, WDDF shall be authorized to lease or sublease portions of the Permanent Facilities to for-profit and not-for-profit entities for the uses authorized herein and in accordance with the terms of the Lease (collectively, the “Authorized Uses”) subject to the approval of the City which approval will not be unreasonably withheld or delayed.

3.04     Infrastructure to Serve WDDF Campus. WDDF acknowledges and agrees that the Infrastructure required to serve the WDDF Campus has been designed and constructed by the City.

3.05     Lease of WDDF Campus and Permanent Facilities. Within five days of approval of the Lease Agreement, the City and WDDF shall execute and deliver a lease for the Permanent Facilities and the WDDF Campus in the form attached hereto as Exhibit D (the “Lease Agreement”). Upon the expiration of the Lease Term, City shall transfer fee simple title of the Permanent Facilities to WDDF, all at no additional cost to WDDF. Additionally, during the Term of this Agreement, the City shall retain ownership of the Permanent Facilities. The Lease shall be recorded in the Official Records of the County.

ARTICLE IV
CONDITIONS PRECEDENT

4.01     Conditions Precedent to Obligations of City. City shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        within five days of final City Council approval of the Lease Agreement, WDDF has not executed the Lease Agreement.

(b)        the City obtaining financing for the items in 2.03(b) and 2.03(c) shall be conditions precedent to funding the items contained therein.

4.02     Conditions Precedent to Obligations of WDDF. WDDF shall have no obligations under this Agreement, and shall have the right to terminate this Agreement if the following conditions are not satisfied or waived by the specified date:

(a)        no later than February 8, 2010, City shall have issued the bonds required to fund the City Funding Obligation; and

(b)        by December 30, 2009, the City has not closed on the purchase of the WDDF Campus.

ARTICLE V
ADDITIONAL COVENANTS OF THE PARTIES

5.01    Covenants of City. City hereby covenants and agrees as follows:

(a)       Technology/Entertainment Cluster.   City shall use good faith efforts to develop and promote a technology/entertainment cluster in Port St. Lucie.

(b)       Confidential and Proprietary Records of WDDF. Subject to compliance with Chapter 119, Florida Statutes, as amended, City agrees that it shall at all times preserve and protect the confidentiality of any WDDF documents deemed by WDDF to be confidential or proprietary; provided, however, that confidential and proprietary information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by City or its representatives; (ii) was available to City on a non-confidential basis prior to disclosure to City by WDDF or its agents, or (iii) becomes available to City on a non-confidential basis from a source other than WDDF or its agents, provided that such source is not bound by a confidentiality agreement with WDDF that is known to City or its representatives. City agrees that it shall not copy or otherwise take possession of any WDDF documents or records deemed by WDDF to be confidential or proprietary unless and until WDDF consents in writing. City further acknowledges and agrees that this Agreement does not grant or otherwise entitle City to request or seek, and WDDF is under no obligation to deliver to City, any of WDDF’s proprietary or confidential information.

(c)        Use of WDDF Name. City acknowledges and agrees that WDDF does not consent to the use of WDDF’s registered marks or logos or the name “Wyndcrest DD Florida, Inc.,” “WDDF Florida” or any variation thereof.

(d)        Survival. The terms of this Section 5.01 shall survive the termination of this Agreement.

5.02     Covenants of WDDF. WDDF hereby covenants and agrees as follows:

(a)        Occupancy of the Permanent Facilities. Subject to the terms of this Agreement, WDDF agrees that upon completion of construction of the Permanent Facilities, WDDF shall take occupancy of the Permanent Facilities and, upon such occupancy, shall establish and continuously during the Term operate a technology and entertainment facility from the Permanent Facilities consistent with the Authorized Uses.

(b)        Compliance with State Funding Agreement. WDDF agrees that it shall not take any action, or fail to take any action, where such action or failure to act would reasonably be expected to (i) impair its ability to perform its obligations under the State Funding Agreement or (ii) jeopardize its ability to obtain funding under the State Funding Agreement.

(c)        Annual Employment Audit. WDDF must submit annual certification of its employment and annual wage payment to the City every fiscal year by January 31 of said year. WDDF shall submit employment and wage documentation audited by a third party Certified Public Accountant (CPA) or, if approved by city, the Qualified Target Industry Tax Refund (QTI) claim application or alternate equivalent documentation acceptable to OTTED. Grant awards established in Sections 2.03 (c) and 2.03 (d) will be paid within Thirty (30) days of verification by the City that WDDF has satisfied the job and salary requirements therein.

(d)        Cooperation with Technology/Entertainment Cluster. WDDF agrees to work cooperatively with City in its efforts to develop and promote a technology/entertainment cluster in Port St. Lucie as set forth in Section 5.01 (a). Beginning on the Effective Date, WDDF shall commence such cooperative efforts with City by complying with reasonable requests for cooperation in economic development efforts in the technology/entertainment industry and, WDDF shall designate a person to be charged with assisting in these cooperative efforts. The initial designee shall be the President of WDDF.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.01     Representations and Warranties of City. As a material inducement to WDDF to enter into this Agreement and to consummate the transactions contemplated hereby, City hereby represents and warrants to WDDF, as of the Effective Date, as follows:

(a)        City is a Florida municipal corporation, which is located in St. Lucie County.

(b)        City has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized by all necessary action of the Council, executed and delivered by City and constitutes a valid and binding agreement of City, enforceable against City in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement by City do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over City or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; (ii) undertaking of any of the obligations set forth in this Agreement by City; nor (iii) obligations imposed or the rights granted to WDDF pursuant to this Agreement, conflict with, result in a breach or violation of, or constitute a default under (A) the City’s [charter], code of ordinances, or administrative code, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which City is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to City.

6.02     Representations and Warranties of WDDF. As a material inducement to City to enter into this Agreement and to consummate the transactions contemplated hereby, WDDF hereby represents and warrants to City, as of the Effective Date, as follows:

(a)        WDDF is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Florida. WDDF is duly qualified to transact business under the laws of the State of Florida.

(b)        WDDF has all requisite power and authority to execute, deliver and perform this Agreement.

(c)        This Agreement has been duly authorized, executed and delivered by WDDF and constitutes a valid and binding agreement of WDDF, enforceable against WDDF in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as such enforcement is subject to general principles of equity (whether in a proceeding in equity or at law).

(d)        The authorization, execution, delivery and performance of this Agreement as of the date hereof by WDDF do not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, court or arbitrator having jurisdiction over WDDF or its assets or properties.

(e)        Neither the (i) authorization, execution and delivery of this Agreement; nor (ii) undertaking of any of the obligations set forth in this Agreement by WDDF, conflict with, result in a breach or violation of, or constitute a default under (A) the WDDF organizational documents, (B) any contract, indenture, mortgage, deed of trust, loan agreement, credit agreement, note, lease or other agreement or instrument to which WDDF is a party, or (C) any statute, rule or regulation or any judgment, order or decree of any governmental authority, court or arbitrator applicable to WDDF.

(f)         No proceeding looking toward merger, amalgamation, consolidation, liquidation or dissolution of WDDF, or the sale of all or substantially all of the assets of WDDF is pending or contemplated.

(g)        WDDF (i) possesses all certificates, authorizations and permits (collectively, “Governmental Licenses”) issued by appropriate federal, state, local or foreign regulatory authorities necessary to conduct its operations and all such Governmental Licenses are valid and in full force and effect, except where the failure to have such Governmental Licenses or where the invalidity of such Governmental Licenses would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (ii) is in compliance with all such Governmental Licenses, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement; (iii) has not received any notice of proceedings relating to the revocation or modification of any Governmental Licenses issued prior to the Effective Date that would reasonably be expected to have a Material Adverse Effect or prevent WDDF from performing its material obligations under this Agreement.

ARTICLE VII
DEFAULTS AND REMEDIES

7.01     City Events of Default.  The occurrence of any one or more of the following events shall constitute a “City Default” hereunder:

(a)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by City where such failure continues for a period of thirty (30) days after written notice thereof from WDDF to City; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for City to complete its cure, then City shall not be deemed to be in Default if City has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion; or

(b)        the material breach of any representation or warranty by City contained in this Agreement, if such material breach is not cured after written notice from WDDF to City and a reasonable opportunity to cure such material breach..

7.02    WDDF Events of Default. The occurrence of any one or more of the following events shall constitute a “WDDF Default” hereunder:

(a)       vacating, abandoning or closing WDDF Florida’s operations in Port St. Lucie or, after occupancy of the Permanent Facilities, relocating WDDF Florida’s Primary Operations outside of Port St. Lucie for a period of longer than 30 days;

(i)         within ten (10) years after date of occupancy of the Permanent Facilities, if default occurs as a result of Section 7.02 (a), the City reserves the right to pursue repayment of any awards disbursed to WDDF from the Cash Grant in Section 2.03 (d).

(b)       failure to continuously operate the Permanent Facilities as a technology and entertainment facility, consistent with the Authorized Uses, on and after occupancy of the Permanent Facilities for a period of longer than 30 days;

(c)        a material failure to observe or perform any of the terms, covenants, conditions, obligations or provisions of this Agreement to be observed or performed by WDDF that could reasonably be expected to result in a Material Adverse Effect, where such failure continues for a period of thirty (30) days after written notice thereof from City to WDDF; provided, however, that if the nature of such failure is such that more than thirty (30) days are reasonably required for WDDF to complete its cure, then WDDF shall not be deemed to be in Default if WDDF has commenced such cure within the thirty (30) day period and thereafter diligently pursues such cure to completion;

(d)       the material breach of any representation or warranty by WDDF contained in this Agreement that could reasonably be expected to result in a Material Adverse Effect, if such material breach is not cured after written notice from City to WDDF and a reasonable opportunity to cure such material breach;

(e)        the declaration by OTTED of a material default by WDDF in the State Funding Agreement that results in a withdrawal of funding under the State Funding Agreement; or

(f)        the making by WDDF of any general assignment or general arrangement for the benefit of creditors; the filing by or against WDDF of a petition to have WDDF adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy (unless, in the case of any petition filed against WDDF, such petition is dismissed within sixty (60) days after WDDF receives notice of such petition); or the appointment of a trustee or receiver to take possession of all or substantially all of WDDF’s assets, where such possession is not restored to WDDF within thirty (30) days of such appointment.

(g)       failure to maintain an average annual salary of Sixty Four Thousand and Two Hundred and Thirty Three Dollars ($64,233.00) and at least Eighty Percent (80%) of the jobs created to attain the Cash Grant awards in Section 2.03 (d):

(i)          if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (i), WDDF fails to sustain 80 percent of the jobs required by such section (80 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(ii)         if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (ii), WDDF fails to sustain 80 percent of the jobs required by such section (240 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements.

(iii)        if in any year, subsequent to the disbursement of grant monies scheduled in Section 2.03 (d) (iii), WDDF fails to sustain 80 percent of the jobs required by such section (400 full-time equivalent jobs) or fails to maintain the Average Annual Salary Requirements. Such requirement shall be sustained to the earlier for a period of Five (5) years following the final disbursement of grant monies listed in Section 2.03 (d), or until the expiration of the Lease Term.

(iv)         should default occur as a result of Section 7.02 (g)(iii), as determined by the City’s review of the annual audit in Section 5.02 (c), WDDF shall repay Two Million Dollars ($2,000,000.00) to the City prior to conveyance of building and land to WDDF.

7.03      Remedies for Default. Following the occurrence of a Default, and the expiration of any related cure period, during the Term of this Agreement, and during the continuation of such Default, the non-defaulting party may terminate this Agreement, and the Lease (if not expired). Additionally, the non-defaulting party shall have the right to have the provisions of this Agreement enforced by any court having equity jurisdiction, it being acknowledged that any such Default will cause irreparable injury to the non-defaulting party and that money damages will not provide an adequate remedy. The remedies set forth in this Section shall be the sole and exclusive remedies following the occurrence and continuance of a Default under this Agreement.

7.04      Limitations on Liability. It is specifically understood and agreed that there shall be absolutely no corporate or personal liability or recourse for the amounts funded hereunder, or the performance of any obligations hereunder against any employee, shareholder, partner, director, trustee, or officer (whether past, present or future) of WDDF, any parent, subsidiary or affiliate thereof, and City shall look solely to the interest of WDDF in the WDDF Campus and the Permanent Facilities for the satisfaction of each and every remedy to City in tire event of any WDDF Default.

7.05      Waiver of Monetary Damages. Except as otherwise provided in this Agreement to the contrary, in no event shall any party or its respective officers, directors, members, partners, employees or representatives, be liable hereunder at any time for compensatory, punitive, consequential, special, or indirect loss or damage of the other party, including loss of profit, loss of revenue or any other special or incidental damages, whether in contract, tort (including negligence), strict liability or otherwise, and each party hereby expressly releases the other party and its officers, directors, members, partners, employees and representatives therefrom.

ARTICLE VIII
INDEMNIFICATION

8.01     Indemnification of City.

(a)       General Indemnification. Subject to Section 7.04, WDDF shall indemnify and hold City, its agents, employees, officers and Council (individually, a “Covered Person,” and collectively, “Covered Persons”) harmless from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes of action of every kind and character (including the costs of defenses for any such claims) incurred or suffered by a Covered Person (collectively, “Damages”), which is due to any act or omission of WDDF or its agents, employees, contractors, invitees, licensees or subtenants to or of the WDDF Campus (collectively, “WDDF Parties”) arising out of the use, operation or occupancy by the WDDF Parties of the WDDF Campus, the Permanent Facilities or any other improvements, now existing or hereinafter constructed or placed on or within the WDDF Campus.

8.02     Procedure for Indemnification Claims. If any proceeding referred to in Section 8.01 is brought against a Covered Person, the Covered Person shall give prompt notice to WDDF of the commencement of such proceeding and WDDF will be entitled to participate in such proceeding and to assume the defense of such proceeding with counsel reasonably satisfactory to the Covered Person (if WDDF is also a party to such proceeding and the Covered Person determines in good faith that joint representation would be inappropriate,  the Covered Person shall be entitled to retain independent counsel). If WDDF assumes the defense of a proceeding; (i) the indemnifying party shall have the exclusive right to defend, compromise or settle such proceeding; and (ii) the indemnifying party shall pay all costs and expenses associated therewith, including attorney’s fees and costs. City shall reasonably cooperate with WDDF; in the assertion of all available defenses (including, without limitation, the defense of sovereign immunity) in connection with any action or proceeding in respect of which WDDF is indemnifying City pursuant to this Agreement.

8.03     Survival of Indemnification Obligations. The obligations arising under this Article VIII shall survive the expiration or termination of this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.01     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party without the prior written consent of the other Party and any attempt to do so will be void, except for, (a) subject to Section 2.01, assignment by WDDF to a wholly-owned subsidiary or parent company incorporated and organized by WDDF to hold the assets or equity of WDDF Florida, and (b) WDDF may assign this Agreement to any successor-in-interest to all or substantially all of the assets or the equity of WDDF; provided, however, that any such successor-in-interest must assume in writing all of the rights and obligations of WDDF under this Agreement.  Any merger, consolidation or reorganization of WDDF that results in a change of control shall be deemed an assignment for purposes of this Section 9.01. Subject to this Section 9.01, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and then respective successors and permitted assigns.

9.02     No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party and their respective successors or permitted assigns, and it is not the intent of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification pursuant to Article VIII. Additionally, City acknowledges and agrees that no provision of this Agreement provides City with any right of enforcement with respect to, or any right to claim as a third party beneficiary of, the State Funding Agreement or the County Funding Agreement.

9.03     Entire Agreement. This Agreement and the Lease supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement among the parties with respect to the subject matter hereof and thereof.

9.04     Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

9.05     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by: (i) hand delivery; (ii) certified mail, return receipt requested (postage prepaid); nationally recognized overnight commercial courier (charges prepaid); or (iv) facsimile (with confirmation of transmission) to each of the parties as follows:

If to City:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Manager
Phone Number: (772) 871.5163
Facsimile Number: (772) 871-5248

with a copy to:	City of Port St. Lucie
121 SW Port St. Lucie Boulevard
Port St. Lucie, FL 34984
Attention: City Attorney
Phone Number: (772) 871.5255
Facsimile Number: (772) 344-4298

If to WDDF:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

with copies to:	Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 104
Hobe Sound, FL 33455
Attention: Chief Operating Officer
Facsimile Number: (772) 545-9065

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL 33410
Attention: Michael V. Mitrione, Esq.
Phone Number: (561) 650-0553
Facsimile Number: (561) 655-5677

All such notices, requests and other communications shall be deemed to have been given and received: (i) if by hand delivery, upon delivery (ii) if by mail, three days after the date first deposited in the United States mail; (iii) if by overnight courier, on the date shown on the courier’s receipt as of the date of actual delivery; and (iv) if by facsimile, on the date shown on the confirmation of transmission.

9.06     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party.

9.07     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.08     Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to principles of conflicts of laws.

9.09     Consent to Jurisdiction. Each of the parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of Florida located in St. Lucie County, Florida or the courts of the United States of America for the Southern District of Florida having subject matter jurisdiction and, by execution an delivery of this Agreement and such other documents executed in connection herewith, each party hereby (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) irrevocably agrees to be bound by any final judgment (after any all appeals) of any such court with respect to such documents, (iii) irrevocably waives to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address set forth in Section 9.05, or at such other address of which the other party has been notified, and (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring suit, action or proceeding in any other jurisdiction.

9.10     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

9.11     Delegation of Authority.  Subject to the advice of the City Attorney, the City Manager is hereby authorized and empowered, in the name and on behalf of City, to execute and deliver such agreements, documents, amendments, waivers, consents and instruments, and to take or cause to be taken any and all actions the City Manager deems necessary or advisable in order to comply with the provisions of, and to effectuate the purposes and intent of, this Agreement and the transactions contemplated hereby (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be, by the City Manager), and all action taken by the City Manager shall be binding upon the City.

9.12     Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.13     Time is of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14     Counterparts. This agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.15     Memorandum of Agreement. Upon the execution of this Agreement, the parties shall record in the public records of St. Lucie County, Florida, a memorandum of this Agreement for the purpose of giving public notice of WDDF’s rights under this Agreement and its interest in the WDDF Campus.

IN WITNESS WHEREOF, City has caused this Agreement to be executed and delivered by [the Chair of the Council] and the seal of the City to be affixed hereto and attested to by the Clerk of the Council and WDDF has caused this Agreement to be executed and delivered by its duly authorized representative as of the date first above written.

CITY OF PORT ST. LUCIE,
a Florida municipal corporation
ATTEST:
	By:	/s/ Patricia P. Christensen
/s/ Karen A. Phillips	Name: Patricia P. Christensen
Karen A. Phillips	Title: Mayor
City Clerk
APPROVED AS TO FORM AND SUFFICIENCY

	By:	/s/ Pam E. Booker Hakim
Name: Pam E. Booker Hakim
Title: Senior Assistant City Attorney

WYNDCREST DD FLORIDA, INC.,
a Florida corporation

By:	/s/ John C Textor
Name:	John C Textor
Title:	Chairman / CEO